EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made by and between First Clover Leaf Bank (the “Bank”), with its principal office in Edwardsville, Illinois, and Dennis M. Terry (“Executive”) and shall be effective as of January 1, 2014 (the “Effective Date”). First Clover Leaf Financial Corp. (the “Company”) shall be a signatory to this Agreement for the sole purpose of guaranteeing the Bank’s performance hereunder.

WHEREAS, Executive and the Bank previously entered into an employment agreement pursuant to which Executive was employed as the President and Chief Executive Officer of the Bank and the Company; and

WHEREAS, such prior employment agreement automatically terminated on December 31, 2013, in accordance with its terms; and

WHEREAS, effective October 7, 2013, the Executive ceased serving as President and Chief Executive Officer of the Bank and the Company due to the appointment of P. David Kuhl to such position; and

WHEREAS, the parties hereto desire to set forth the new terms of the continuing employment relationship between the Bank and Executive.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

Executive agrees to serve as the Director of Market Relations and Board Projects of the Bank.  Executive shall be responsible for securing existing client relationships, cultivating new client relationships, introducing the new President and Chief Executive Officer to existing customers, organizations, etc., encouraging a positive transition and working with the new President and Chief Executive Officer and supporting him as he directs the overall management of the Bank.  Executive agrees to continue serving on the Board of Directors (“Board”) of the Bank and the Company through the end of his current term (i.e., which expires at the May, 2014 annual meeting of shareholders).  Executive may or may not be re-nominated for an additional two or three year term on the Board, based upon the recommendation of the new President and Chief Executive Officer.

2.	TERM AND DUTIES.

a.	The Executive’s employment under this Agreement is for a term of 12 months from the Effective Date, and shall expire on December 31, 2014.

b.
During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the President and Chief Executive Officer, Executive shall devote substantially all his business time, attention, skill, and efforts to  to the performance of his duties hereunder; provided, however, that (i) Executive shall be entitled to 60 days of paid time off (which includes vacation, sick and personal time off); and (ii) Executive may continue to serve on the boards of directors of the Leadership Council and SIUE Foundation, and may hold any other offices or positions in, business, social, religious, charitable or similar organizations, which, in the judgment of the Board, will not present any conflict of interest with the Bank or materially affect the performance of Executive’s duties pursuant to this Agreement.

3.	COMPENSATION, BENEFITS AND REIMBURSEMENT.

a.
he Bank shall pay Executive a base salary of $225,000 per year (“Base Salary”).  Such Base Salary shall be payable bi-weekly, or with such other frequency as officers and employees are generally paid. In addition to the Base Salary, the Bank shall provide Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.  Executive shall not be paid any separate fees for serving on the Board of the Bank or the Company during the term of this Agreement.

b.
Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank or the Company in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that Executive will be not be entitled to participate in any incentive or bonus plans.  In addition, Executive shall receive an automobile allowance of not less than $700 each month.  Executive’s principal place of business shall be at the Bank’s office in Goshen.

c.
The Bank shall reimburse Executive for his ordinary and necessary business expenses including, without limitation, fees for memberships in such clubs and organizations as Executive and the Board shall mutually agree are necessary and appropriate for business purposes, and travel and entertainment expenses, incurred in connection with the performance of his duties under this Agreement.

4.	TERMINATION PAYMENTS TO EXECUTIVE.

a.
Upon the Executive’s involuntary termination without Cause (as defined below) during the term of this Agreement, the Bank shall pay the Executive an amount equal to his remaining Base Salary through December 31, 2014.  Such amount shall be paid in a cash lump sum no later than 60 days after the date of such termination of employment.

b.
“Cause” means termination because of Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.  Upon a termination for Cause during the term of this Agreement, the Bank shall pay the Executive earned but unpaid Base Salary through the date of such termination for Cause.

c.
Upon the Executive’s voluntary resignation for any reason during the term of this Agreement, the Bank shall pay the Executive any earned but unpaid Base Salary through the date of such voluntary resignation.

d.	Upon the Executive’s death or disability during the term of this Agreement, the Bank shall pay the Executive any earned but unpaid Base Salary through the date of such death or disability.

e.	Upon any termination of employment, Executive shall be entitled to group health care continuation rights (“COBRA”), to the extent required by applicable federal or state law.

f.
Termination of employment shall be construed to require a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the Treasury Regulations thereunder.

g.
Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Section constitute an “excess parachute payment” under Code Section 280G or any successor thereto, and in order to avoid such a result, Executive’s benefits hereunder shall be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Code Section 280G.  The allocation of the reduction required hereby shall be determined by the Bank.

5.	SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.  The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive, and if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

6.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank and Executive, including, but not limited to, the prior employment agreement, as amended; provided, however, that the non-compete restrictions set forth in the Second Amendment to the prior employment agreement shall continue in full force and effect [i.e., Executive agreed not to compete with the Bank and the Company and any of their subsidiaries for the later of (i) one year following his termination of employment or (ii) December 31, 2014, in any city, town or county in which the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board].

7.	NO ATTACHMENT; BINDING ON SUCCESSORS.

(a)           Except as required by law or as otherwise provided in this Agreement, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(b)           This Agreement shall be binding upon the Bank’s successors.

8.	MODIFICATION AND WAIVER.

(a)           This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

9.	REQUIRED PROVISIONS.

(a)           The Bank may terminate Executive’s employment at any time, but any termination by the Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after termination for cause.

(b)           If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) [12 U.S.C. §1818(e)(3)] or 8(g)(1) [12 U.S.C. §1818(g)(1)] of the Federal Deposit Insurance Act (the “FDI Act”), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)           If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) [12 U.S.C. §1818(e)(4)] or 8(g)(1) [12 U.S.C. §1818(g)(1)] of the FDI Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)           If the Bank is in default as defined in Section 3(x)(1) [12 U.S.C. §1813(x)(1)] of the FDI Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)           All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Comptroller of the Office of the Comptroller of the Currency (the “OCC”) or his or her designee, at the time the Federal Deposit Insurance Corporation (the “FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of the Federal Deposit Insurance Act; or (ii) by the Comptroller or his or her designee at the time the Comptroller or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)           Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDI Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

10.	NON-COMPETITION AND POST-TERMINATION OBLIGATIONS.

(a)           All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section.

(b)           Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any of its subsidiaries or affiliates.

(c)           Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank, the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank, the Company and affiliates thereof.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank, Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to the OCC, the FDIC, or other regulatory agency with jurisdiction over the Company, the Bank or Executive).  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank which is otherwise publicly available or which Executive is otherwise legally required to disclose.  In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, his knowledge of the past, present, planned or considered business activities of the Bank or the Company or any of their affiliates, or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank and the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

(d)           In addition to, and not in lieu of, the non-compete provisions set forth in the Second Amendment to the prior employment agreement (which provisions are summarized in Section 6 above), upon any termination of Executive’s employment hereunder for any reason, Executive agrees not to compete with the Bank and the Company and any of their subsidiaries for a period of one year following such termination in any city, town or county in which the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board.  Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank.  The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive.  Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank and the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.  Executive further agrees that Executive will not, in any manner whatsoever, during his employment with the Company and the Bank and for a period of one year following the termination of Executive’s employment, either as an individual or as a partner, stockholder, director, officer, principal, employee, agent, consultant, or in any other relationship or capacity, with any person, firm, corporation or other business entity, either directly or indirectly, solicit or induce or aid in the solicitation or inducement of any employees of the Company or the Bank to leave their employment with the Company or the Bank. Executive further agrees that Executive will not, in any manner whatsoever, during Executive’s employment with the Company or the Bank and for a period of one year following the termination of Executive’s employment with the Company or the Bank, either as an individual or as a partner, stockholder, director, officer, principal, employee, agent, consultant or in any other relationship or capacity with any person, firm, corporation or other business entity, either directly or indirectly, solicit the business of any customers or clients of the Company or the Bank at the time of the termination of Executive’s employment with the Company or the Bank.

11.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

12.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

13.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Illinois but only to the extent not superseded by federal law.

14.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, conducted before a single arbitrator selected by the Bank and Executive sitting in a location selected by the Bank and Executive within twenty-five (25) miles of Edwardsville, Illinois in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

15.	PAYMENT OF LEGAL FEES.

The Bank and the Company shall not pay the Executive for any legal fees relating to this Agreement.

16.	INDEMNIFICATION.

(a)           The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board); provided, however, the Bank shall not be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive.  Any such indemnification shall be made consistent with OCC Regulations and Section 18(k) of the FDI Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

(b)           Notwithstanding the foregoing, no indemnification shall be made unless the Bank gives the OCC at least 60 days’ notice of its intention to make such indemnification.  Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court.  Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the Board shall be sent to the Regional Director of the OCC, who shall promptly acknowledge receipt thereof.  The notice period shall run from the date of such receipt.  No such indemnification shall be made if the OCC advises the Bank in writing within such notice period, of its objection thereto.

SIGNATURES

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized representatives, and Executive has signed this Agreement, effective as of the Effective Date.  The Company is a party to this Agreement for the sole purpose of guaranteeing the performance of the Bank.

FIRST CLOVER LEAF BANK

September 24, 2013 Date	By: /s/ Gerry Schuetzenhofer Gerry Schuetzenhofer Chairman of the Board

FIRST CLOVER LEAF FINANCIAL CORP.

September 24, 2013 Date	By: /s/ Gerry Schuetzenhofer Gerry Schuetzenhofer Chairman of the Board

EXECUTIVE:

September 24, 2013 Date	/s/ Dennis M. Terry Dennis M. Terry